EXHIBIT 3.9



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THIS LOAN AGREEMENT is made the 22nd day of April 1996

BETWEEN:

(1) DISPLAY.IT LIMITED (registered in England under no. 3069667) whose registered office is at 79 Knightsbridge, London SWIX 7RB (hereinafter referred to as "the Borrower"), and

(2) MARJORIE MOE of 4 Mountain View Avenue, Ridgefield, CT 06877 USA (hereinafter referred to as "the Lender").


WHEREAS:

(A) The Borrower wishes to borrow the sum of two hundred and ten thousand US Dollars (US $210,000) from the Lender and the Lender has agreed to lend such sum to the borrower upon the terms and conditions of this Loan Agreement.

(B) The Borrower has agreed to procure Mr. Peter Levin to guarantee the due payment by the Borrower of the loan (as hereinafter defined).

NOW IT IS HEREBY AGREED as follows:

1. The Lender hereby agrees to lend to the Borrower and the Borrower agrees to borrow the sum of two hundred and ten thousand US Dollars (US $210,000) (hereinafter referred to as "the Loan") repayable in full and without deduction in accordance with clauses 5, 9 and 10 below.

2. The Loan shall bear interest on the amount outstanding from time to time as follows:

         2.1  ten percent (10%) per annum during the first year;
         2.2  fifteen percent (15%) per annum during the second year;
         2.3  sixteen percent (16%) per annum during the third year;
         2.4  eighteen percent (18%) per annum during the fourth year;
         2.5 twenty percent (20%) per annum during the fifth year and each subsequent year thereafter;

         AND FOR THE AVOIDANCE OF DOUBT any interest accrued due in any year of this Loan Agreement shall not be added to the amount of the Loan then outstanding for the purpose of calculating the interest due in any subsequent year.

3. For the purposes of clause 2. a year shall be the period from 22 April in each year and ending on 21 April in the following year, both days inclusive.


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 4.      As security for the payment to be made by the Borrower to the Lender under this Loan Agreement, the Borrower shall execute a first fixed and floating charge in favour of the Lender in the form set out in Schedule 1 hereof and the Borrower will procure Mr. Levin to execute and deliver a guarantee in the form of the draft set out in Schedule 2 hereof.

5. The Borrower shall be entitled to repay or prepay the Loan in whole or in part.

 6. The Borrower shall be entitled to draw down the Loan in one tranche upon execution of this Loan Agreement and the fixed and floating charge and guarantee set out in Schedules 1 and 2 respectively.

7. Subject to the provisions of clauses 9 and 10 below, the Loan and all accrued interest thereon shall be repayable as follows:

         7.1  as to $50,000 of the Loan on 15 November 1996;

         7.2 as to the balance of $160,000 of the Loan and all accrued interest on seven days written notice from the Lender to the Borrower at any time on or after the first anniversary of the date hereof.

 8. The Borrower will reimburse the Lender on demand for all expenses (including without prejudice to the generality of the foregoing) legal fees and out of pocket expenses incurred by the Lender in connection with this Loan or in the enforcement of any provision hereof and the Borrower will pay all stamp and other duties and registration fees if any applicable to this Loan or this Agreement.

 9.      In the event that:

         9.1 the Borrower shall become insolvent or unable to pay its other debts or shall cease or threaten to cease payment of the debt; or

         9.2 the Borrower shall cease or threaten to cease to carry on its business or a substantial part thereof; or

         9.3 a distress or execution shall be levied or enforced upon or against any of the chattels of the property or the Borrower and is not paid out or discharged within fourteen days; or

         9.4 an encumbrancer takes possession or a receiver or similar officer is appointed over the whole or any substantial part of the undertaking or any property or assets of the Borrower and is not discharged within seven days of being levied; or

         9.5  the Borrower is in default of any of its obligations hereunder; or


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         9.6  a petition for the winding up or liquidation of the Borrower is presented.

         THEN the Loan shall become immediately repayable.

10. If at any time after the date hereof, Mr. Peter Levin ceases to be an employee or consultant of the Company then at any time upon written notice from the Borrower, the Loan shall become immediately due and payable.

11. Any notice to be given under this Agreement shall either be delivered personally or sent by first class pre-paid post (airmail if overseas) or tested telex or fax or full rate telegram. The address for service shall (in the case of a company) be its registered office for the time being and (in the case of an individual) shall be his address stated above or any other address for service previously notified to the other party or (in the absence of any such notification) his last known place of residence. A notice shall be deemed to have been served if personally delivered, at the time of delivery; if posted, at the expiration of 24 hours or (in the case of airmail) five days after the envelope containing the same was put into the post and if sent by telex or fax, at the time of transmission.

         In proving such service it shall be sufficient to prove that personal delivery was made, or that the envelope containing such notice was properly addressed and put into the post as a prepaid first class or airmail letter (as appropriate) or that the telex or fax was transmitted on a tested line as the case may be.

12. The parties hereto hereby agree to execute and do all such further deeds and documents (at the expense of the requesting party) as may reasonably be required by the requesting party to give full force and effect to this Agreement.

13. This Agreement may be executed in any number of counterpart each of which when executed by one or more of the parties hereto shall constitute an original but all of which shall constitute one and the same instrument.

14. This Agreement shall be governed by and construed in accordance with the Laws of England and the parties hereto submit to the non-exclusive jurisdiction of the English Court.

IN WITNESS WHEREOF the parties hereto have executed this agreement as a deed and delivered it the day and year first before written.



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Signed as a DEED by DISPLAY.IT           )Director..............................
LIMITED acting by a director and its     )
secretary                                )Secretary.............................



Signed as a DEED by MARJORIE MOE in      )
the presence of:-                        )


Witness:  signature______________

Name:  __________________________

Address:  _______________________


Occupation:  ____________________